PUBLIC ANNOUNCEMENT

November 27, 2002

Contact: Thomas F. Gruber
               (574)271-8300
                         or
              Gregory J. Matthews
              (574)271-8300

Sobieski Bancorp Announces CEO Resignation

SOUTH BEND, IND. - Sobieski Bancorp, Inc., parent company of Sobieski Bank, (Nasdaq-SCM: SOBI) announced today that Thomas F. Gruber has resigned as president and CEO of the Company and the Bank.

The resignation of Gruber, who has served as president and CEO since September of 1996, is effective immediately although he will continue to work through the first of the year on matters involving the change of management.

"The discovery last May of unauthorized and fraudulent loans made by a former lending officer has created a difficult time for Sobieski Bank, its staff and me personally," said Gruber. "I believe this decision is in my best interests and the best interests of the Company.'' Gruber added, "I thank the Board for its past support and look forward to continuing to serve Sobieski Bancorp as a director of the Company fulfilling the three-year term to which I was just elected on November 12.''

Robert J. Urbanski, chairman of the Sobieski Board of Directors, said the Board has reached an amicable agreement with Mr. Gruber in accepting his resignation. " During his six years of leadership, Tom has rendered valuable service in growing the Bank and in moving it forward into the 21st century. We look forward to continuing to receive his counsel as a Board member", Urbanski stated.

Urbanski and Gruber, in a joint statement, expressed optimism about the Company's future and the workout efforts underway to resolve the unauthorized and fraudulent loans. " The Sobieski Board and staff remain committed to growing shareholder value and providing independent, community banking services to the greater South Bend area as it has for over 109 years,'' they stated.

Urbanski said Gregory J. Matthews, the current chief operating officer, has been named interim president and CEO of the Company and the Bank while the Board undertakes a search to fill Gruber's vacated position.

Sobieski Bank, founded in 1893 primarily to serve the West Side Polish immigrant community, is one of South Bend's oldest companies. Sobieski had $142.9 million in assets and stockholders' equity of $9.7 million at September 30, 2002. The Company is headquartered at 2930 W. Cleveland Road, South Bend, and is a stock company traded on the NASDAQ Small Cap Market under the symbol "SOBI".

When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "expects," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify" forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the Bank's primary federal regulator, the Office of Thrift Supervision, that provisions be made for loan losses, including possible additional provisions for loan losses necessitated by the unauthorized and fraudulent loans made by a former employee of the Bank; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.